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                                                        EXHIBIT _____


                                 DESCRIPTION OF
                       ANNUAL INCENTIVE COMPENSATION PLAN

         Effective October 1, 1986, the Reynolds and Reynolds Company (the "Company") established an Annual Incentive Compensation Plan (the "Annual Plan") applicable to those key executive employees of the Company and its subsidiaries selected by the Compensation Committee of the Board of Directors of the Company (the "Committee"), and to those other key employees of the Company and its subsidiaries selected by the executive officers of the Company. The Annual Plan has been amended effective October, 1995.

         For each fiscal year of the Company that the Annual Plan is in effect, the Committee selects and/or reviews relevant performance factors ("Performance Factors") and also certain performance goals (at "Threshold," "Par" and "Target" levels) relating to such Performance Factors. Performance factors applicable to participants at the corporate level include corporate earnings before tax and corporate return on equity, and growth of sales and operating income independent of corporate return on equity (the "Corporate Performance Factors"). Performance Factors applicable to participants at the divisional level include divisional net sales, divisional earnings before tax and divisional return on average net assets (the "Divisional Performance Factors"). Both the Corporate Performance Factors and the Divisional Performance Factors are applicable to executive participants at the divisional level, but only the Divisional Performance Factors are applicable to non-executive participants at the divisional level.

         Under the Annual Plan, a participant earns an annual cash bonus in an amount equal to a specified percentage of the base compensation earned by him in the fiscal year in question, depending upon his position with the Company and the extent of attainment of the performance goals (with interpolations made for actual performance which falls between Threshold and Par, or between Par and Target) for the applicable Performance Factors during such year. Such cash bonus is paid during the first quarter of the fiscal year following such year.